Exhibit 10.2

February 2007 Stock Option Grants

The following table lists the number of shares of our common stock for which a purchase option was granted on February 26, 2007, to each of our named executive officers pursuant to the terms of our Omnibus Stock Ownership and Long Term Incentive Plan, together with the exercise price, term and vesting schedule of each option.

Name and Title	Number of Shares	Exercise Price Per Share	Option Term	Vesting Schedule
Arthur H. Keeney III President and Chief Executive Officer	8,954	$32.60	10 years	Becomes exercisable as to one-third of the shares on February 26, 2008, and two-thirds of the shares on February 26, 2009

J. Dorson White Executive Vice President and Chief Operating Officer	4,952	32.60	10 years	Becomes exercisable as to one-third of the shares each February 26, beginning 02/26/2010

Gary M. Adams Senior Vice President and Chief Financial Officer	1,619	32.60	10 years	Becomes exercisable as to one-third of the shares each February 26, beginning 02/26/2010